Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS 1.8% INCREASE IN COMPARABLE STORE SALES FOR JUNE

HOUSTON, TX, July 7, 2011 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the five week June period ended July 2, 2011 increased 3.4% to $134 million from $129 million in the prior year five week period ended July 3, 2010.  Comparable store sales for the month increased 1.8%.

Families of business which achieved positive comparable store sales during June were accessories, cosmetics, footwear, home & gifts, junior sportswear, and special sizes.  Geographically, the Midwest, South Central, Southeast and Southwest regions had comparable store sales gains during the month.

SALES SUMMARY

	Comparable Store Sales		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2011	2010	2011	2010
1st Quarter	0.2	(0.6)	347	340
May	0.0	(2.9)	117	116
June	1.8	(1.2)	134	129
2nd Qtr-to-Date	0.9	(2.0)	251	245
Year-To-Date (5 Mos)	0.5	(1.2)	598	585

Store Activity
The Company reopened its flood-damaged store in Trinidad, CO during June.

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Stage Stores Reports
June Sales
Page - 2

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 800 stores located in 39 states.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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